UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 14, 2020
iRhythm Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
699 8th Street, Suite 600
San Francisco, California 94103
(Address of principal executive office) (Zip Code)
(415) 632-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	IRTC	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2020, iRhythm Technologies, Inc. (the “Company”) announced that Kevin M. King will retire from his position as President and Chief Executive of the Company, effective January 12, 2021. Mr. King will continue to serve on the Company’s board of directors.

In connection with his retirement, Mr. King and the Company plan to enter into a transition agreement pursuant to which Mr. King will assist with the transition of his role and consult for the Company as an executive advisor following his resignation.

The Company also announced that Michael J. Coyle, age 58 had been appointed as the Company’s President and Chief Executive Officer, effective January 12, 2021. Since December 2009, Mr. Coyle has served in leadership positions at Medtronic, a global medical device company, including as Executive Vice President and President for the Cardiovascular Portfolio of Medtronic, Plc. since November 2020 and as Executive Vice President and Group President, Cardiac and Vascular Group of Medtronic, Plc. since January 2015 and of Medtronic, Inc. since December 2009. Prior to that, Mr. Coyle served as President of the Cardiac Rhythm Management division at St. Jude Medical, Inc., an international medical device company, from 2001 to 2007, and prior positions included serving as President of St. Jude’s Daig Catheter division and numerous leadership positions at Eli Lilly & Company, a global pharmaceutical company. Mr. Coyle received an M.B.A. from the Wharton School of Business at the University of Pennsylvania and a Bachelor of Science in Chemical Engineering from Case Western Reserve University.

In connection with his position as President and Chief Executive Officer, the Company entered into an Offer Letter with Mr. Coyle which provides for, among other things, (i) a base salary of $660,000, (ii) annual bonus eligibility with a target bonus amount of 100% of salary, (iii) the issuance of a grant of restricted stock units valued at $6.0 million that vest over four years and (iv) the issuance of a grant of performance stock units valued at $5.0 million that vest pursuant to yet to be determined performance-based metrics. The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Coyle will also participate in the Company’s Executive Change in Control and Severance and Change in Control program, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 filed with the SEC on August 7, 2020. In addition, Mr. Coyle will enter into the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-213773) filed with the SEC on September 23, 2016.

There are no arrangements or understandings between Mr. Coyle and any other persons pursuant to which he was appointed as an officer of the Company. Mr. Coyle has no family relationships with any of the Company’s directors or executive officers, and, other than as described above, Mr. Coyle does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On December 14, 2020, the Company issued a press release announcing Mr. King’s retirement and the appointment of Mr. Coyle as the Company’s President and Chief Executive Officer effective January 12, 2021. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Exhibits

(d)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated December 10, 2020, by and between iRhythm Technologies, Inc. and Michael J. Coyle.
99.1	Press Release dated as of December 14, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

Date: December 14, 2020	By:	/s/ Kevin M. King
Kevin M. King
Chief Executive Officer